Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823
JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 4 DATED JUNE 3, 2025
TO THE PROSPECTUS DATED APRIL 15, 2025

This supplement No. 4 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 4 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from April 1, 2025 through May 31, 2025, we redeemed 4,936,893 shares for a total of approximately $56,445,000 pursuant to our share repurchase plan. We honored 100% of all redemption requests received. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from April 1, 2025 through June 30, 2025 are limited to approximately $127,865,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from May 1 to May 31, 2025, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
May 1, 2025	$11.41	$11.43	$11.45	$11.43	$11.42
May 2, 2025	$11.41	$11.43	$11.45	$11.43	$11.42
May 5, 2025	$11.42	$11.45	$11.46	$11.44	$11.43
May 6, 2025	$11.42	$11.45	$11.46	$11.44	$11.43
May 7, 2025	$11.43	$11.45	$11.46	$11.45	$11.43
May 8, 2025	$11.42	$11.44	$11.46	$11.44	$11.43
May 9, 2025	$11.42	$11.44	$11.46	$11.44	$11.43
May 12, 2025	$11.42	$11.45	$11.46	$11.45	$11.43
May 13, 2025	$11.42	$11.45	$11.46	$11.45	$11.43
May 14, 2025	$11.43	$11.45	$11.47	$11.45	$11.44
May 15, 2025	$11.43	$11.45	$11.47	$11.45	$11.44
May 16, 2025	$11.43	$11.45	$11.47	$11.45	$11.44
May 19, 2025	$11.43	$11.46	$11.47	$11.46	$11.44
May 20, 2025	$11.43	$11.46	$11.47	$11.46	$11.44
May 21, 2025	$11.43	$11.46	$11.47	$11.46	$11.44
May 22, 2025	$11.43	$11.46	$11.48	$11.46	$11.44
May 23, 2025	$11.44	$11.46	$11.48	$11.46	$11.45
May 27, 2025	$11.44	$11.47	$11.48	$11.47	$11.45
May 28, 2025	$11.44	$11.47	$11.49	$11.47	$11.46
May 29, 2025	$11.45	$11.47	$11.49	$11.47	$11.46
May 30, 2025	$11.45	$11.47	$11.49	$11.47	$11.46
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each publicly offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.